UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 25, 2018

BRAEMAR HOTELS & RESORTS INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-35972 (Commission File Number)	46-2488594 (IRS Employer Identification No.)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip Code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure
The following statement by Braemar Hotels & Resorts Inc. (the “Company”) is in response to recent inquiries from stockholders and members of the investment community about the circumstances surrounding the resignations of Daniel B. Silvers and Lawrence A. Cunningham from the Board of Directors of the Company (the “Board”) last year:

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On February 16, 2017, in order to settle pending litigation and avoid the unnecessary cost and expense of a proxy contest, the Company and certain related entities entered into a Settlement Agreement (the “Settlement Agreement”) with Sessa Capital (Master), L.P., Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC and John Petry (collectively, “Sessa”) pursuant to which, among other things, the Company agreed to appoint to the Board two of the five individuals Sessa previously sought to nominate as directors of the Company.

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The Settlement Agreement was publicly filed by the Company with the Securities and Exchange Commission on February 17, 2017.  As part of the Settlement Agreement, Sessa agreed that its designees would comply with all Company policies and procedures applicable to all members of the Board and would execute a confidentiality agreement with the Company that would be similar in all material respects to the confidentiality agreement to be executed by the Company’s other directors.  At the time the Settlement Agreement was signed, none of the members of the Board had signed confidentiality agreements. The Company offered during its negotiations with Sessa to agree upon the form of confidentiality agreement, but Sessa’s counsel declined to do so, and Sessa agreed that its designees would instead sign a form of confidentiality agreement that would be entered into by all other directors.

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On March 3, 2017, the Board appointed Daniel B. Silvers and Lawrence A. Cunningham to the Board.  Following their appointment to the Board, Messrs. Silvers and Cunningham were provided with a draft director confidentiality agreement that had previously been prepared by the Nominating and Corporate Governance Committee (“Governance Committee”) with Company counsel and that all other directors were prepared to execute.  In response, Messrs. Silvers and Cunningham stated that they were unaware of the requirement to execute the confidentiality agreement because they had not read the provisions of the Settlement Agreement pursuant to which they had been appointed to the Board.  The Settlement Agreement had been executed and made publicly available two weeks prior to their appointment.

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The Board and members of management made repeated attempts to accommodate the concerns raised by Messrs. Silvers and Cunningham regarding the draft director confidentiality agreement.  Members of the Company’s management, other directors and the Company’s counsel participated in several phone calls with Messrs. Silvers and Cunningham attempting to understand and address any concerns they had with the director confidentiality agreement.  The Board requested on multiple occasions that Messrs. Silvers and Cunningham provide written comments to the draft confidentiality agreement but they declined to do so.  In response to oral comments from Messrs. Silvers and Cunningham, the draft confidentiality agreement was revised to expressly provide that no provision of the confidentiality agreement requires a director to violate his or her duties to the Company under Maryland law in order to make clear that, if a director’s fiduciary duties and a director’s obligations under the confidentiality agreement were in conflict, the director would not be bound by the confidentiality agreement.

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On April 6, 2018, the draft confidentiality agreement was presented for the Board’s consideration.  Maryland counsel presented on legal matters relating to Board confidentiality.  In response to oral concerns raised by Messrs. Silvers and Cunningham at the meeting, the draft confidentiality agreement was further revised to address the concerns raised.  Following discussion at the meeting and agreement to make further additional changes, the Board voted to approve the director confidentiality agreement with Messrs. Silvers and Cunningham voting against approval.  Mr. Silvers stated multiple times prior to and following this meeting that he had no intention of signing any confidentiality agreement.

●	Despite the Board’s determination, Messrs. Silvers and Cunningham refused to execute the confidentiality agreement.

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On May 14, 2017, the Company sent a letter to Sessa advising Sessa that Messrs. Silvers and Cunningham refused to sign the director confidentiality agreement and reminding Sessa of its obligations under the Settlement Agreement.

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At a meeting of the Board conducted on June 9, 2017 immediately following the annual shareholder meeting, the amended and restated Corporate Governance Guidelines were presented for the Board’s consideration as part of the Company’s regular annual review of its governance documents.  Messrs. Silvers and Cunningham expressed concerns over the Corporate Governance Guidelines.  When asked to provide specific comments, Mr. Silvers provided a comment regarding director access to management, which the Board agreed to address.  All members of the Board, other than Messrs. Silvers and Cunningham, voted in favor of the Corporate Governance Guidelines.  Messrs. Silvers and Cunningham also confirmed at the meeting that they did not intend to execute the director confidentiality agreement.  Consistent with its obligations under applicable stock exchange rules, the Corporate Governance Guidelines were promptly made available on the Company’s investor website.

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Also at the June 9, 2017 meeting, and despite the fact that he refused to sign the confidentiality agreement, Mr. Cunningham was appointed to the Governance Committee.  The adoption of the Corporate Governance Guidelines, and Mr. Cunningham’s appointment to the Governance Committee, occurred at the regular annual meeting of the Board where governance matters and Board committee appointments are often approved.  The Board appointed Mr. Cunningham to the Governance Committee at the time of the Board’s annual meeting despite his non-compliance with the terms of the Settlement Agreement.

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On June 30, 2017, the Company delivered letters to Messrs. Silvers and Cunningham reminding them that the Settlement Agreement required Sessa’s designees to enter into the confidentiality agreement and also noting that they were in breach of the Company’s Corporate Governance Guidelines.  The Company encouraged Messrs. Silvers and Cunningham to sign the confidentiality agreement required of all directors of the Company.  The letter did not request that Messrs. Silvers or Cunningham resign from the Board, and the Board did not at any time request that Messrs. Silvers or Cunningham resign from the Board.

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On July 6, 2017, the Company entered into director confidentiality agreements with each director other than Messrs. Silvers and Cunningham.  Also on July 6, 2017, Messrs. Silvers and Cunningham voluntarily resigned from the Board.  In their resignation letters, Messrs. Silvers and Cunningham stated that they had received notices from the Company that they were in violation of the Company’s policies due to their refusal to enter into the confidentiality agreement, referring to the Company’s June 30, 2017 letters.  Neither director stated in his resignation that he had been asked to resign.

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The Board believes that maintaining confidentiality is extremely important and these views were expressed in the negotiations with Sessa, as a result of which Sessa agreed that its designees would enter into the confidentiality agreement entered into by all other directors.  The Board believes that the director confidentiality agreement and the related provisions set forth in the Corporate Governance Guidelines are important for protecting the Company’s confidential information from misuse, including insider trading, and that maintaining confidentiality facilitates open and collaborative Board deliberations.  At no point during their tenure on the Board were Messrs. Silvers and Cunningham asked to abide by any policy to which the other members of the Board were not also subject.  The director confidentiality agreement that Messrs. Silvers and Cunningham were asked to sign, a copy of which is available in the Company’s public filings, has been signed by each current member of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2018

BRAEMAR HOTELS & RESORTS INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary